SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2009
Cistera Networks, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-17304	91-1944887

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6509 Windcrest Drive, Suite 160, Plano, Texas 75024
(Address of principal executive offices including Zip Code)
Registrant’s telephone number, including area code: (972) 381-4699
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events
Shareholder Communication
     The Company today released the following communications to its shareholders:
May 7, 2009
Dear Shareholder,
As we announced in a filing with the SEC on Friday 1st May 2009, Derek Downs resigned his positions in management and on the Board of Directors effective April 30, 2009. We appreciate his contributions over the last six years and wish him well. I will assume the positions of acting President, CEO and Chief Financial Officer that are being vacated by Mr. Downs, with the ultimate goal of bringing in experienced senior management to take the company to the next level. As a founder of the company, I have been involved in developing the technology and corporate strategy from the company’s inception, and I have a significant personal stake in the company and in its success. In addition, as a major shareholder I share your desire to see all of the investors in the company rewarded for their patience and continued support.
As we have discussed in filings and the last quarterly conference call, and I’m sure you are all too aware, Cistera shareholders have been negatively impacted by the economic crisis that has rocked the world in recent months. Through the first two quarters of fiscal 2009 which ended March 31, 2009, we were on the path to another year of solid performance and anticipated a transition to a positive cash flow status in the third fiscal quarter. However, as reported, in the third fiscal quarter significant retractions in capital spending began to impact us, and projects that were in our forecasts were postponed. In spite of this slowdown, our order book only declined by 10% year on year for the quarter ended March 31, 2009. The bright spot in orders continues to be the maintenance renewals. While software licensing and hardware sales slowed, maintenance and support revenue continues to grow. As our installed base expands, this important revenue stream will continue to increase
Despite the tough economy, demand for our products persists, and we have delivered solutions to customers including a large U.S. government agency, the University of Texas System, several healthcare providers and the United States Department of Defense. We are also in the process of delivering the latest Version 1.9 of our software to the market, and have successfully completed new installations of it.
Actions to Minimize Impact of the Recession
We are doing everything possible to reduce costs without affecting the company’s ability to deliver quality software and services. We have begun discussions with noteholders in an effort to restructure existing debt. As long as we are in default on our notes, we are unable to negotiate other lines of credit to improve cash flow management. We have implemented a restructuring plan and we anticipate that these efforts will reduce our quarterly operating expenses to less than $600,000, which represents a decrease of more than 50%.
•	We have made a significant cut in staffing in all areas in line with our reduced revenue expectations
•	Expenses for training and travel have been significantly curtailed, and we have been increasingly relying on Web conferencing capabilities
•	We have subleased unneeded space and will realize a 30% reduction in facilities costs
•	Our software licensing costs have significantly decreased in line with the reduction in staff and requirements
Changes in Capital Structure
Sarbanes-Oxley and public company reporting requirements have a significant impact in both time and money for a company as small as Cistera. In an effort to curtail all non-essential costs, we are exploring the steps required to temporarily become a non-reporting entity. Because we cannot realistically predict how long this challenging market will last, we believe that this action would allow us to focus on our most critical goal—that of achieving and maintaining profitability. One requirement for suspending reporting is that we must have fewer than 500 shareholders. We currently exceed that threshold because there are many shareholders who own just one or two shares of Cistera’s stock. A one-for-three reverse split would allow us to satisfy the shareholder requirement and implement this temporary cost-cutting strategy.
We recognize that a reverse split and move to the Pink Sheets would be viewed by many as a step backward, but our goal is for this to be a temporary move while we focus on corporate survival and achieving profitability. If we can demonstrate profitable operations, doors will be opened for funding and/or rollup strategies that offer the potential to significantly enhance shareholder value. Non-reporting status doesn’t mean we won’t keep investors apprised of the company’s progress, it simply means we won’t make quarterly filings with the SEC and incur the associated costs which have historically exceeded $200,000 annually. In order to keep shareholders informed, we will send out quarterly updates and revamp the Website to provide timely information.
Existing Warrant Holders
Warrants issued in our private placements have a five year term. Those issued in December 2004 are due to expire this year. We appreciate the support of our investors, and will extend the maturity of all outstanding warrants for an additional two years.
Summary
We don’t have our heads in the sand about the challenges we face and the obstacles that this economic downturn will certainly bring our way. We will not be alone in facing them. Our partners are also making adjustments to weather the storm. Our competitors are facing the same tough environment and we expect that some will not survive. But, Unified Communications offer a cost-effective way to deliver enhanced features and functionalities that deliver safer and more efficient environments. This makes us confident that our market will continue to grow, albeit more slowly than previously projected. We have award-winning products, a growing and satisfied customer base and a sales channel that includes some of the biggest names in the communications industry. We believe there is solid opportunity for Cistera, and we are using the market downturn to reevaluate our business, rethink some of our assumptions and reposition our focus to align with the new market realities. Our goal is to emerge from this period with a leaner, more focused Cistera Networks that is positioned to capitalize on the opportunities that are always created by times of adversity.
Thank you for your investment in Cistera Networks. Be assured my goal is to evaluate every aspect of what we do and concentrate on those areas that enable profitability and offer the best return to shareholders.
Best regards,
Gregory T. Royal
President and CEO

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISTERA NETWORKS, INC.
Date: May 8, 2009	/s/ Gregory T. Royal
Gregory T. Royal,
Interim Chief Executive Officer And Interim Chief Financial Officer

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